Exhibit 99.1

News Release

Contact:	Brian W. Wingard
Treasurer
(814) 765-9621
FOR IMMEDIATE RELEASE

CNB FINANCIAL CORPORATION REPORTS YEAR END 2016 EARNINGS,

HIGHLIGHTED BY STRONG ORGANIC LOAN GROWTH

Clearfield, Pennsylvania – January 27, 2017

CNB Financial Corporation (“CNB”) (NASDAQ: CCNE), the parent company of CNB Bank, today announced its earnings for the year ended December 31, 2016. Highlights include the following:

•	Loans of $1.87 billion as of December 31, 2016, including loans acquired from Lake National Bank, which closed in July 2016, of $122.3 million, compared to loans of $1.58 billion as of December 31, 2015. Organic loan growth in 2016 was 10.6%.
•	Deposits of $2.02 billion as of December 31, 2016, including deposits acquired from Lake National Bank of $139.8 million, compared to deposits of $1.82 billion as of December 31, 2015. Organic deposit growth in 2016 was 3.2%.
•	Net interest margin on a fully tax-equivalent basis of 3.78% for the year ended December 31, 2016, compared to 3.73% for the year ended December 31, 2015.
•	Net income of $20.5 million, or $1.42 per share, in 2016, compared to net income of $22.2 million, or $1.54 per share, in 2015.
•	Pre-tax income of $27.8 million in 2016, compared to pre-tax income of $30.4 million in 2015. Pre-tax income excluding the effects of realized gains on the sale of available-for-sale securities and certain one-time costs as disclosed in the non-GAAP reconciliation within the financial tables was $30.4 million in 2016, compared to $30.2 million in 2015.
•	Book value per share of $14.64 as of December 31, 2016 increased 4.5% compared to book value per share of $14.01 as of December 31, 2015.
•	Tangible book value per share of $11.76 as of December 31, 2016 decreased 1.7% compared to tangible book value per share of $11.96 as of December 31, 2015, primarily as a result of the additional intangible assets associated with the acquisition of Lake National Bank as disclosed in the non-GAAP reconciliation within the financial tables. In addition, approximately $0.14 per share of the tangible book value decline on a year-over-year basis is due to a reduction in accumulated other comprehensive income, largely a result of the higher interest rate environment.
•	Non-performing assets of $16.4 million, or 0.64% of total assets as of December 31, 2016, compared to $13.2 million, or 0.58% of total assets, as of December 31, 2015.

In the third quarter of 2016, CNB received regulatory approval to conduct business in the state of New York as Bank on Buffalo, a division of CNB Bank. CNB opened a loan production office in Buffalo, New York in May 2016 and has plans to open a full-service location in downtown Buffalo in the first quarter of 2017 and close the loan production office. Full-service locations in Williamsville, New York and Orchard Park, New York will open in the second quarter of 2017.

On January 20, 2017, CNB announced the sale of its bank branch located in Mt. Hope, Ohio with approximately $6.5 million of deposits and $7.5 million in loans to First Federal Community Bank of Dover, Ohio for a deposit premium of 8.0%. Consummation of the branch sale is subject to a number of closing conditions, including, but not limited to, the receipt of all required regulatory approvals, and is expected to be completed on or before May 31, 2017.

Joseph B. Bower, Jr., President and CEO, stated, “The fourth quarter gave us great loan growth of 15.6% annualized. The growth will provide a positive impact in the first quarter of 2017, but did create a substantial addition to our loan loss provision in the fourth quarter. With the majority of our infrastructure projects now in place, CNB is poised to direct our efforts toward increased profitability and return to more favorable returns of equity and assets. In addition, the shareholders saw a nice increase in share price during the fourth quarter, giving shareholders a total return in 2016 of 53%.”

Net Interest Margin

Net interest margin on a fully tax equivalent basis was 3.84% and 3.78% for the three months and year ended December 31, 2016, compared to 3.73% for both the three months and year ended December 31, 2015. Net accretion included in loan interest income related to acquired loans was $1.1 million and $1.8 million for the three months and year ended December 31, 2016, resulting in an increase in the net interest margin of 20 basis points and 8 basis points, respectively. Net accretion included in loan interest income related to acquired loans was $358 thousand and $2.2 million for the three months and year ended December 31, 2015, resulting in an increase in the net interest margin of 8 basis points and 11 basis points, respectively. In late September 2016, CNB issued $50 million of subordinated debt to help support balance sheet growth. The interest expense on the subordinated debt was $783 thousand for the 3 months and year ended December 31, 2016.

Throughout the current interest rate cycle, CNB has been able to gradually lower its cost of funds, primarily through disciplined deposit pricing and refinancing of long-term borrowings. The cost of interest-bearing liabilities was 69 basis points during the year ended December 31, 2016, compared to 71 basis points during the year ended December 31, 2015.

Asset Quality

During the year ended December 31, 2016, CNB recorded a provision for loan losses of $4.1 million, as compared to a provision for loan losses of $2.6 million for the year ended December 31, 2015. The provision for loan losses was $2.1 million and $668 thousand for the three months ended December 31, 2016 and 2015, respectively. Net chargeoffs during the year ended December 31, 2016 were $4.6 million, as compared to net chargeoffs of $3.2 million during the year ended December 31, 2015, and the ratio of net chargeoffs to average loans was 0.27% and 0.22% for the years ended December 31, 2016 and 2015, respectively.

The increase in chargeoffs in 2016 compared to 2015 was primarily attributable to consumer loans held in CNB’s consumer discount company, Holiday Financial Services Corporation. CNB Bank net chargeoffs totaled $1.7 million and $1.5 million in 2016 and 2015, respectively. Holiday Financial Services Corporation net chargeoffs totaled $2.9 million and $1.7 million in 2016 and 2015, respectively.

During the fourth quarter of 2016, CNB identified a commercial real estate loan that, while performing in accordance with its contractual terms and current with scheduled principal and interest payments, is showing sufficient signs of weakness to be classified as impaired. As of December 31, 2016, the principal balance of the loan is $6.2 million, and the specific loan loss reserve recorded during the quarter is $1.0 million.

Non-Interest Income

Excluding the effects of securities transactions, non-interest income was $16.2 million for the year ended December 31, 2016, compared to $16.6 million for the year ended December 31, 2015. Net realized gains on available-for-sale securities were $1.0 million during the year ended December 31, 2016, compared to $666 thousand during the year ended December 31, 2015. Net realized and unrealized gains on trading securities were $503 thousand during the year ended December 31, 2016, compared to net realized and unrealized losses of $213 thousand during the year ended December 31, 2015.

Non-Interest Expenses

Throughout 2016 and 2015, CNB made numerous infrastructure, personnel, and technology investments to facilitate its continued growth. Total non-interest expenses were $16.5 million and $67.1 million during the three months and year ended December 31, 2016, compared to $15.4 million and $58.8 million during the three months and year ended December 31, 2015. In order to better serve our customers and improve operational efficiencies, CNB completed a core processing system upgrade in May 2016. Included in non-interest expenses in 2016 are $3.7 million of non-recurring items, with costs associated with our core processing system upgrade of $1.7 million, merger related expenses of $486 thousand, and a prepayment penalty associated with the early payoff of long-term borrowings of $1.5 million. Costs for similar items in 2015 totaled $416 thousand in the aggregate.

Salaries and benefits expense increased $2.6 million, or 8.9%, during the year ended December 31, 2016 compared to the year ended December 31, 2015. As of December 31, 2016, CNB had 486 full-time equivalent staff, compared to 436 full-time equivalent staff as of December 31, 2015. The staff added during this period included both customer-facing personnel such as business development and wealth management officers, as well as support department personnel. In addition, CNB retained 20 employees in connection with its acquisition of Lake National Bank.

During the fourth quarter of 2016, CNB recorded an expense related to its directors and executive deferred compensation plan of $560 thousand, compared to an expense of $108 thousand that was recorded for the first nine months of 2016. This increase is primarily attributable to the increase in CNB’s stock price from $21.16 at September 30, 2016 to $26.74 at December 31, 2016 since the most significant component of the plan’s valuation is phantom CNB stock.

About CNB Financial Corporation

CNB Financial Corporation is a financial holding company with consolidated assets of approximately $2.6 billion that conducts business primarily through CNB Bank, CNB Financial Corporation’s principal subsidiary. CNB Bank is a full-service bank engaging in a full range of banking activities and services, including trust and wealth management services, for individual, business, governmental, and institutional customers. CNB Bank operations include a private banking division, three loan production offices, 31 full-service offices in Pennsylvania and northeast Ohio, including ERIEBANK, a division of CNB Bank, 9 full-service offices in central Ohio conducting business as FCBank, a division of CNB Bank, and a loan production office in Buffalo, New York conducting business as Bank on Buffalo, a division of CNB Bank. More information about CNB and CNB Bank may be found on the internet at www.cnbbank.bank.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to CNB’s financial condition, liquidity, results of operations, future performance and business. These forward-looking statements are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that are not historical facts. Forward-looking statements include statements with respect to beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions that are subject to significant risks and uncertainties and are subject to change based on various factors (some of which are beyond CNB’s control). Forward-looking statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future conditional verbs such as “may,” “will,” “should,” “would” and “could.” CNB’s actual results may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. For more information about factors that could cause actual results to differ from those discussed in the forward-looking statements, please refer to the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of and the forward-looking statement disclaimers in CNB’s annual and quarterly reports.

The forward-looking statements are based upon management’s beliefs and assumptions and are made as of the date of this press release. CNB undertakes no obligation to publicly update or revise any forward-looking statements included in this press release or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise, except to the extent required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release might not occur and you should not put undue reliance on any forward-looking statements.

Financial Tables

The following tables supplement the financial highlights described previously for CNB Financial Corporation.

	(unaudited)
	Three Months Ended December 31,			Twelve Months Ended December 31,
(Dollars in thousands, except share and per share data)
				(unaudited)
	2016	2015	% change	2016	2015	% change
Income Statement
Interest income	$24,818	$21,994	12.8%	$94,315	$87,178	8.2%
Interest expense	3,809	3,066	24.2%	13,028	12,471	4.5%

Net interest income	21,009	18,928	11.0%	81,287	74,707	8.8%
Provision for loan losses	2,111	668	216.0%	4,149	2,560	62.1%

Net interest income after provision for loan losses	18,898	18,260	3.5%	77,138	72,147	6.9%

Non-interest income
Service charges on deposit accounts	1,148	749	53.3%	4,297	4,442	-3.3%
Other service charges and fees	702	1,160	-39.5%	2,539	3,089	-17.8%
Wealth and asset management fees	789	866	-8.9%	3,087	2,977	3.7%
Net realized gains on available-for-sale securities	—	102	NA	1,005	666	50.9%
Net realized and unrealized gains (losses) on trading securities	238	108	120.4%	503	(213)	NA
Mortgage banking	389	262	48.5%	1,095	746	46.8%
Bank owned life insurance	276	342	-19.3%	1,083	1,194	-9.3%
Card processing and interchange income	897	875	2.5%	3,396	3,417	-0.6%
Other	185	252	-26.6%	686	776	-11.6%

Total non-interest income	4,624	4,716	-2.0%	17,691	17,094	3.5%

Non-interest expenses
Salaries and benefits	8,289	7,853	5.6%	32,194	29,563	8.9%
Net occupancy expense of premises	2,132	1,643	29.8%	8,064	7,000	15.2%
FDIC insurance premiums	180	321	-43.9%	1,229	1,278	-3.8%
Core Deposit Intangible amortization	346	230	50.4%	1,125	1,008	11.6%
Prepayment penalties – long-term borrowings	—	—	NA	1,506	—	NA

Core processing conversion costs	96	108	-11.1%	1,693	108	1467.6%
Merger costs	5	308	-98.4%	486	308	57.8%
Card processing and interchange expenses	219	570	-61.6%	1,889	2,295	-17.7%
Other	5,188	4,353	19.2%	18,932	17,192	10.1%

Total non-interest expenses	16,455	15,386	6.9%	67,118	58,752	14.2%

Income before income taxes	7,067	7,590	-6.9%	27,711	30,489	-9.1%
Income tax expense	2,027	2,082	-2.6%	7,171	8,292	-13.5%

Net income	$5,040	$5,508	-8.5%	$20,540	$22,197	-7.5%

Average diluted shares outstanding	14,394,109	14,345,926		14,374,260	14,338,737

Diluted earnings per share	$0.35	$0.38	-7.9%	$1.42	$1.54	-7.8%
Cash dividends per share	$0.165	$0.165	0.0%	$0.660	$0.660	0.0%

Payout ratio	47%	43%		46%	43%

Average Balances
Loans, net of unearned income	$1,836,234	$1,553,980		$1,717,224	$1,460,163
Total earning assets	2,353,892	2,130,412		2,261,403	2,093,852
Total assets	2,522,410	2,268,570		2,420,240	2,231,881
Total deposits	2,014,248	1,827,710		1,950,014	1,849,203
Shareholders’ equity	214,142	202,130		212,058	197,687

Performance Ratios (quarterly information annualized)
Return on average assets	0.80%	0.97%		0.85%	0.99%
Return on average equity	9.41%	10.90%		9.69%	11.23%
Net interest margin (FTE)	3.84%	3.73%		3.78%	3.73%

Loan Charge-Offs
Net loan charge-offs	$1,484	$1,167		$4,556	$3,196
Net loan charge-offs / average loans	0.32%	0.30%		0.27%	0.22%

The following is a non-GAAP disclosure of pre-tax net income excluding the effects of net realized gains on the sale of available for sale securities and one-time expenses including prepayment penalties on long-term borrowings, core processing conversion costs, and merger costs:

	(unaudited)
	Three Months Ended December 31,			Twelve Months Ended December 31,
	(Dollars in thousands)
				(unaudited)
	2016	2015	% change	2016	2015	% change
Pre-tax net income, GAAP basis	$7,067	$7,590	-6.9%	$27,711	$30,489	-9.1%
Net realized (gains) losses on available-for-sale securities	—	(102)	-100.0%	(1,005)	(666)	51.2%
Prepayment penalties – long-term borrowings	—	—	NA	1,506	—	NA
Core processing conversion costs	96	108	-11.1%	1,693	108	1467.6%
Merger costs	5	308	-98.4%	486	308	57.8%

Pre-tax net income, non-GAAP	$7,168	$7,904	-9.3%	$30,391	$30,239	0.5%

	(unaudited)	(unaudited)
	December 31 2016	September 30 2016	December 31, 2015	% change versus
				9/30/16	12/31/15
(Dollars in thousands, except share and per share data)
Ending Balance Sheet
Loans, net of unearned income	$1,870,870	$1,800,858	$1,577,798	3.9%	18.6%

Loans held for sale	10,194	2,814	1,381	262.3%	638.2%
Investment securities	500,693	511,388	550,619	-2.1%	-9.1%
FHLB and other equity interests	19,186	18,334	15,921	4.6%	20.5%
Other earning assets	2,246	2,117	3,959	6.1%	-43.3%

Total earning assets	2,403,189	2,335,511	2,149,678	2.9%	11.8%

Allowance for loan losses	(16,330)	(15,703)	(16,737)	4.0%	-2.4%
Goodwill	38,730	38,967	27,194	-0.6%	42.4%
Core deposit intangible	2,854	3,200	2,395	-10.8%	19.2%
Other assets	145,378	177,969	122,606	-18.3%	18.6%

Total assets	$2,573,821	$2,539,944	$2,285,136	1.3%	12.6%

Non interest-bearing deposits	$289,922	$293,049	$263,639	-1.1%	10.0%
Interest-bearing deposits	1,727,600	1,730,732	1,551,414	-0.2%	11.4%

Total deposits	2,017,522	2,023,781	1,815,053	-0.3%	11.2%

Borrowings	237,004	205,202	220,515	15.5%	7.5%
Subordinated debt	70,620	70,620	20,620	0.0%	242.5%
Deposits held for sale	6,456	—	—	NA	NA
Other liabilities	30,435	24,852	27,035	22.5%	12.6%

Common stock	—	—	—	NA	NA
Additional paid in capital	77,737	77,543	77,827	0.3%	-0.1%
Retained earnings	134,295	131,643	123,301	2.0%	8.9%
Treasury stock	(127)	(163)	(1,114)	-22.1%	-88.6%

Accumulated other comprehensive income (loss)	(121)	6,466	1,899	-101.9%	NA

Total shareholders’ equity	211,784	215,489	201,913	-1.7%	4.9%

Total liabilities and shareholders’ equity	$2,573,821	$2,539,944	$2,285,136	1.3%	12.6%

Ending shares outstanding	14,467,815	14,465,210	14,408,430

Book value per share	$14.64	$14.90	$14.01
Tangible book value per share (*)	$11.76	$11.98	$11.96

Capital Ratios
Tangible common equity / tangible assets (*)	6.72%	6.94%	7.64%
Tier 1 leverage ratio	7.87%	7.71%	8.73%
Common equity tier 1 ratio	9.28%	9.43%	10.90%
Tier 1 risk based ratio	10.33%	10.52%	12.14%
Total risk based ratio	13.83%	14.11%	13.18%

Asset Quality
Non-accrual loans	$15,329	$15,325	$12,159
Loans 90+ days past due and accruing	10	70	105

Total non-performing loans	15,339	15,395	12,264
Other real estate owned	1,057	1,147	925

Total non-performing assets	$16,396	$16,542	$13,189

Loans modified in a troubled debt restructuring (TDR):

Performing TDR loans	$8,710	$8,870	$9,304
Non-performing TDR loans (**)	3,120	3,202	5,637

Total TDR loans	$11,830	$12,072	$14,941

Non-performing assets / Loans + OREO	0.88%	0.92%	0.84%

Non-performing assets / Total assets	0.64%	0.65%	0.58%
Allowance for loan losses / Loans	0.87%	0.87%	1.06%

* – Tangible common equity, tangible assets and tangible book value per share are non-GAAP financial measures calculated using GAAP amounts. Tangible common equity is calculated by excluding the balance of goodwill and other intangible assets from the calculation of stockholders’ equity. Tangible assets is calculated by excluding the balance of goodwill and other intangible assets from the calculation of total assets. Tangible book value per share is calculated by dividing tangible common equity by the number of shares outstanding. CNB believes that these non-GAAP financial measures provide information to investors that is useful in understanding its financial condition. Because not all companies use the same calculation of tangible common equity and tangible assets, this presentation may not be comparable to other similarly titled measures calculated by other companies. A reconciliation of these non-GAAP financial measures is provided below (dollars in thousands, except per share data).

** – Nonperforming TDR loans are also included in the balance of non-accrual loans in the previous table.

	(Dollars in thousands, except share and per share data)
	(unaudited)	(unaudited)
	December 31 2016	September 30 2016	December 31, 2015
Shareholders’ equity	$211,784	$215,489	$201,913
Less goodwill	38,730	38,967	27,194
Less core deposit intangible	2,854	3,200	2,395

Tangible common equity	$170,200	$173,322	$172,324

Total assets	$2,573,821	$2,539,944	$2,285,136
Less goodwill	38,730	38,967	27,194
Less core deposit intangible	2,854	3,200	2,395

Tangible assets	$2,532,237	$2,497,777	$2,255,547

Ending shares outstanding	14,467,815	14,465,210	14,408,430

Tangible book value per share	$11.76	$11.98	$11.96
Tangible common equity/Tangible assets	6.72%	6.94%	7.64%